Exhibit 99.1

Safety Shot Provides Update on Expected Closing of Yerbaé Brands Corp. Acquisition

SCOTTSDALE, AZ – June 20, 2025 (GLOBE NEWSWIRE) – Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”) today provided an update on the expected timing for the closing of its previously announced acquisition of Yerbaé Brands Corp. (TSX-V: YERB.U) (“Yerbaé”).

Following the approval of the acquisition by a majority of its stockholders on June 12, 2025, the companies have been working to complete the final administrative steps for the transaction. While the closing was anticipated this week, the process will now be finalized next week, in part to accommodate scheduling following the shortened holiday week.

The Company reiterates its excitement for the transaction and looks forward to officially welcoming the Yerbaé team. A comprehensive press release with full details of the completed merger will be issued upon closing next week.

Advisors Maxim Group LLC is serving as the exclusive financial advisor to Safety Shot in connection with the transaction.

About Safety Shot, Inc. Safety Shot, Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. Safety Shot, Inc. is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants, and bars throughout 2025.

About Yerbaé Brands Corp. Founded in 2017, Yerbaé Brands Corp. is a plant-based functional beverage company that has captured the attention of health-conscious consumers with its line of zero-sugar, zero-calorie energy beverages. Yerbaé’s products are formulated with yerba mate and other clean ingredients to provide a “better-for-you” energy boost.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding the expected completion of the acquisition. These forward-looking statements are based on the current expectations of the management of Safety Shot and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Safety Shot, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.